As filed with the Securities and Exchange Commission on June 3, 2025

Registration No. 333-258910

Registration No. 333-260867

Registration No. 333-265626

Registration No. 333-270262

Registration No. 333-274534

Registration No. 333-278187

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-258910

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-260867

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-265626

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270262

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-274534

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-278187

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	87-1240344
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

870 Market Street, Room 415, San Francisco, California	94102
(Address of Principal Executive Offices)	(Zip Code)

23andMe Holding Co. 2021 Incentive Equity Plan

23andMe Holding Co. Amended and Restated 2021 Incentive Equity Plan

23andMe Holding Co. Employee Stock Purchase Plan

(Full title of the plans)

Guy Chayoun

Vice President, General Counsel & Corporate Secretary

23andMe Holding Co.

870 Market Street, Room 415

San Francisco, California, 94102

(650) 938-6300

(Name, address and telephone number, including area code, of agent for services)

Copies to:

Marlee S. Myers

Justin W. Chairman

Alexandra M. Good

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed to withdraw and deregister all shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of 23andMe Holding Co. (the “Company”) that had been registered and remain unsold under the Registration Statements, together with any and all plan interests and other securities registered thereunder:

Registration Statement 333-258910 on Form S-8, originally filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 18, 2021, registering an aggregate of 159,978,358 shares of Common Stock, which consists of (i) 135,532,330 shares of Common Stock reserved for issuance under the 23andMe Holding Co. 2021 Incentive Equity Plan (the “2021 Plan”), (ii) 11,420,000 shares of Common Stock reserved for issuance under the 23andMe Holding Co. Employee Stock Purchase Plan (the “ESPP”), and (iii) 13,026,028 shares of Common Stock, representing the resale of shares of Common Stock underlying outstanding awards granted to the Selling Stockholders (as defined in the reoffer prospectus of Registration Statement 333-258910 on Form S-8).

Registration Statement 333-260867 on Form S-8, originally filed by the Company with the SEC on November 8, 2021, registering an additional 2,990,386 shares of Common Stock issuable under the 2021 Plan, representing shares of Common Stock issuable in exchange for outstanding awards initially granted under the Lemonaid Health, Inc. 2014 Equity Incentive Plan, as amended, following the Company’s acquisition of Lemonaid Health, Inc.

Registration Statement 333-265626 on Form S-8, originally filed by the Company with the SEC on June 15, 2022, registering an additional 13,384,415 shares of Common Stock reserved for issuance under the 2021 Plan.

Registration Statement 333-270262 on Form S-8, originally filed by the Company with the SEC on March 3, 2023, registering an aggregate of 18,286,459 shares of Common Stock, which consists of (i) 13,714,844 shares of Common Stock reserved for issuance under the 2021 Plan and (ii) 4,571,615 shares of Common Stock reserved for issuance under the ESPP.

Registration Statement 333-274534 on Form S-8, originally filed by the Company with the SEC on September 15, 2023, registering 75,000,000 shares of Common Stock reserved for issuance under the 23andMe Holding Co. Amended and Restated 2021 Incentive Equity Plan (the “A&R 2021 Plan”).

Registration Statement 333-278187 on Form S-8, originally filed by the Company with the SEC on March 22, 2024, registering an aggregate of 28,953,218 shares of Common Stock, which consists of (i) 24,127,682 shares of Common Stock reserved for issuance under the A&R 2021 Plan and (ii) 4,825,536 shares of Common Stock reserved for issuance under the ESPP.

On October 11, 2024, the Company filed the Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a one-for-20 reverse stock split, which became effective as of 12:01 a.m., EST on October 16, 2024 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, on October 16, 2024, the Company (i) amended and restated the A&R 2021 Plan, to reflect, pursuant to the provisions of Sections 4(e) and 17(a) of the A&R 2021 Plan, the proportionate adjustment of the number of shares of Common Stock authorized and available for issuance under the A&R 2021 Plan to 10,034,656 shares using the same one-for-20 ratio used to consummate the Reverse Stock Split; and (ii) amended and restated the ESPP, to reflect, pursuant to the provisions of Sections III.C and X of the ESPP, the proportionate adjustment of the number of shares of Class A Common Stock authorized and available for issuance under the ESPP to 580,456 shares using the same one-for-20 ratio used to consummate the Reverse Stock Split.

On March 23, 2025, the Company and certain of its subsidiaries filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 3, 2025.

23andMe Holding Co.

By:	/s/ Joseph Selsavage
Name: Title:	Joseph Selsavage Interim Chief Executive Officer and Chief Financial and Accounting Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.